Exhibit 10.1


                             FLOWSERVE CORPORATION
                     TRANSITIONAL EXECUTIVE SECURITY PLAN

         1. Purpose. In recognition that the transition to a new Chief Executive Officer creates a period of unusual uncertainty for employees, the Company has adopted this Transitional Executive Security Plan to provide certain employees additional security and incentive to remain with the Company through the period of transition.

         2. Definitions. For purposes of the Plan:

         (a) "Affiliate" shall mean any company that controls, is controlled by, or is under common control with the Company.

         (b) "Board" shall mean the Board of Directors of the Company.

         (c) "Cause" shall mean (A) the willful and continued failure by a Participant to substantially perform his duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Board which specifically identifies the manner in which the Board believes that the Participant has not substantially performed his or her duties, or (B) the willful engaging by the Participant in conduct materially and demonstrably injurious to the Company, monetarily or otherwise; provided, however, that if the Participant has entered into an employment agreement that is binding as of the date of the event or action otherwise determined to be "Cause," and if such employment agreement defines "Cause," such definition of "Cause" shall apply for purposes of this Plan.

         (d) "Company" shall mean Flowserve Corporation and any successor thereto.

         (e) "Committee" shall mean the Organization and Compensation Committee of the Board.

         (f) "Effective Date" shall mean March 14, 2005.

         (g) "Participant" shall mean those individuals identified on Exhibit A hereto and such other individuals as the Committee may designate from time to time.

         (h) "Plan" shall mean this Flowserve Corporation Transitional Executive Security Plan, as set forth herein and as it may be amended from time to time.

         (i) "Retention Payment" shall mean, with respect to each Participant, a cash lump sum payment equal to twelve (12) months base pay (determined as of the Retention Payment Date).

         (j) "Retention Payment Date" shall mean the first anniversary of the date as of which a new Chief Executive Officer commences employment with the Company after the Effective Date.

         (k) "Severance Payment" shall mean, with respect to each Participant, a cash lump sum payment equal to eighteen (18) months base pay (determined as of the date of the Participant's termination of employment).

         2. Effective Date; Termination Date. The Plan was adopted by the Company effective as of the Effective Date. The Plan shall automatically terminate as of the Retention Payment Date, provided that any Retention Payments or Severance Payments that are then payable but which have not yet been paid shall be paid in accordance with the terms of the Plan as in effect immediately before its termination.

         3. Administration. The Plan shall be administered by the Committee. The Committee shall have the sole and discretionary authority to interpret the Plan and to make all determinations that it deems necessary or desirable for the administration of the Plan. The determinations of the Committee with respect to the Plan shall be binding on all parties. Neither the Board, the Committee, any member thereof or any other person to whom any duty or power relating to this Plan has been delegated shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, and the Company shall indemnify and hold harmless each such individual with respect to any such authorized action, determination or interpretation.

         4. Retention Payment. Provided that a Participant has remained in the continuous employment of the Company or its Affiliates from the Effective Date until the Retention Payment Date, the Company shall pay a Retention Payment to the Participant on or as soon as practicable after the Retention Payment Date (but not earlier than would be required to cause such payment to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"), if applicable).

         5. Severance Benefits.

                  (a) Except as provided in subsection (b), below, if the Participant's employment is terminated by the Company without Cause before the Retention Payment Date, then (i) in lieu of any other severance to which the Participant may be entitled from the Company or its Affiliates under any other plan, program, agreement or arrangement, the Company shall pay a Severance Payment to such Participant on or as soon as practicable following the date of such termination of employment (but not earlier than would be required to cause such payment to satisfy the requirements of Section 409A, if applicable), (ii) all unvested stock options, stock appreciation rights, restricted stock awards and all other outstanding equity awards granted to the Participant shall immediately vest in full and, in the case of options, stock appreciation rights or other similar awards with a maximum period of exercise, be exercisable for a period of 180 days following such termination (or such longer period as may apply under the terms of such option, stock appreciation right or similar award), provided that in no event shall such post-termination exercise right extend after the latest date on which such option, stock appreciation right or similar award would have expired pursuant to its original terms, and provided further that the post-termination exercise right shall not be extended pursuant to this clause (ii) to the extent such extension would cause such option, stock appreciation right or similar award to be treated as deferred compensation within the meaning of Section 409A.

                  (b) No Severance Payment or other benefits otherwise payable or to be provided in accordance with subsection (a), above, shall be payable or provided if the Participant terminates employment under circumstances that entitle the Participant to the payment of severance benefits under the Flowserve Corporation Executive Officer Change in Control Severance Plan, the Flowserve Corporation Officer Change in Control Severance Plan, or the Flowserve Corporation Key Management Change in Control Severance Plan, each as amended from time to time and any successors thereto.

                  (c) If a Participant becomes entitled to a Severance Payment in accordance with subsections (a) and (b), above, then, for the nine
         (9) month period beginning upon the Participant's termination of employment by the Company, the Company shall arrange to provide the Participant and his or her dependents (at the Company's discretion, through a third-party insurer) with medical, dental, life and other welfare benefits substantially similar to those provided to similarly situated employees of the Company from time to time during such period and at no greater cost to the Participant than the cost to such similarly situated employees from time to time. To the extent that the Participant (or his or her dependents, as the case may be) may be entitled to continuation coverage under the Consolidated Budget Omnibus Budget Reconciliation Act of 1985, as amended, or similar state or local law ("COBRA"), such benefits shall be in addition to and not in substitution for such continuation coverage under COBRA (such that the period of continuation coverage available under COBRA shall be extended by the period of any coverage provided in accordance with this subsection (c)), and to the extent that benefits of the same type are received by or made available to the Participant or his or her dependents during such nine (9) month period (which such benefits received by or made available in respect of the Participant shall be reported by the Participant to the insurance company or other appropriate party in accordance with any applicable coordination of benefits provisions), the benefits otherwise receivable in respect of the Participant pursuant to this subsection (c) shall be made secondary to such benefits; provided that the Company shall reimburse the Participant for the excess, if any, of the cost of such benefits to the Participant over the cost otherwise to be borne by him or her in accordance with this subsection (c).

         6. Release of Claims. Notwithstanding any other provision of this Plan, no Retention Payment, Severance Payment, or other benefits shall be provided to a Participant pursuant to the provisions of Sections 5 and 6 hereof unless and until the Participant executes (and does not revoke) a customary release of claims in a form and manner reasonably satisfactory to the Company.

         7. Withholding. The Company shall be entitled to withhold from amounts to be paid to any Participant hereunder any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold, and the provision of payments and benefits under the Plan shall be subject to the satisfaction by the Participant of any such withholding or other taxes or charges.

         8. Amendment and Termination. The Plan may not be amended or terminated prior to the payment of all amounts that may become due hereunder without the prior written consent of any affected Participant.

         9. Not Compensation for Benefit Plan Purposes. Benefits paid under this Plan shall not be used to determine benefit amounts under any of the Company's other benefit programs or the benefit programs of its Affiliates.

         10. Assignment or Transfer. Except as otherwise provided herein or by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant.

         11. No Right of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Participant, or any person whomsoever, the right to be retained in the service of the Company or its Affiliates, and all Participants shall remain subject to discharge to the same extent as if the Plan had never been adopted.

         12. Severability. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provision had not been included.

         13. Successors. The Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Participant, present and future, and any successor to the Company.

         14. Funding Status. The Plan shall be unfunded. No Participant shall have a right to, or any interest in, any assets of the Company which may be applied by the Company to the payment of benefits or other rights under the Plan.

         15. Headings. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

         16. Governing Law. The Plan shall be construed and enforced according to the laws of the State of New York, to the extent not preempted by federal law, which shall otherwise control.